Exhibit 10.36(b)

CONFIDENTIAL TREATMENT REQUESTED

License Reference Number: L044620

LETTER AGREEMENT

This Letter Agreement (“Agreement”), having an Effective Date of September 13, 2004, is entered into by and between ADVANCED MICRO DEVICES, INC., a Delaware corporation having an office at Sunnyvale, California (“AMD”), and INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation, having an office at Burlington, Vermont (“IBM”).

WHEREAS, AMD and IBM previously entered into three (3) technology license agreements relating to a technology known as C-4 plating technology in which certain license rights were granted to AMD;

WHEREAS, AMD and IBM desire to extend the license rights previously granted therein to AMD.

NOW, THEREFORE, AMD and IBM agree as follows:

Section 1 – Definitions

“Another Manufacturer” shall have the meaning in the C-4 Plating Technology Transfer and Licensing Agreement.

“Bumping” shall have the meaning in the C-4 Plating Technology Transfer and Licensing Agreement.

“Bumped” shall mean an Integrated Circuit after the process of Bumping has been performed.

“C-4 Agreements” shall mean, collectively, the C-4 Plating Technology Transfer and Licensing Agreement, C-4 Tighter Pitch Workshop Agreement, and C-4 Technical Assistance and Short Loop Support Agreement.

“C-4 Plating Technology Transfer and Licensing Agreement” shall mean the C-4 Plating Technology Transfer and Licensing Agreement between AMD and IBM having a last signature date of April 29, 1999.

“C-4 Tighter Pitch Workshop Agreement” shall mean the C-4 Tighter Pitch Workshop Agreement between AMD and IBM having a last signature date of March 23, 2001.

AMD/IBM Confidential	Execution Copy
September 13, 2004

“C-4 Technical Assistance and Short Loop Support Agreement” shall mean the C-4 Technical Assistance and Short Loop Support Agreement between AMD and IBM having a last signature date of July 16, 2001.

“Dresden Facility” shall mean an AMD Subsidiary that owns and operates AMD’s 300mm semiconductor manufacturing production line located in Dresden, Germany, wherein all of the remaining ownership interest is solely owned or controlled, directly or indirectly, by (i) one or more corporations, companies or other entities (including a government entity) which are purely financial investors who are not engaged in the design, development, manufacture, marketing or sale of Licensed Products, and/or by (ii) up to two (2) other owners that are neither government or financial owners; provided, however, that the ownership percentage of all of such owners other than AMD, singly or in the aggregate, shall not be at or above fifty percent (50%). Such entity shall be considered the Dresden Facility which is entitled to retain the licenses and other benefits provided by this Agreement to the Dresden Facility only so long as such ownership and control percentage by AMD and other specified entities in the Dresden Facility exists.

“Integrated Circuit” shall have the meaning in the C-4 Plating Technology Transfer and Licensing Agreement.

“Licensed Products” shall have the meaning in the C-4 Plating Technology Transfer and Licensing Agreement.

“Subsidiary” shall have the meaning in the C-4 Plating Technology Transfer and Licensing Agreement.

Section 2 – Licenses

2.1 IBM, on behalf of itself and its Subsidiaries, to the extent it has the right to do so and subject to Sections 2.2 and 3 of this Agreement, hereby extends the license rights granted to AMD in the C-4 Agreements for AMD to (i) perform Bumping on 300mm semiconductor wafers solely for AMD only in the Dresden Facility, (ii) manufacture Licensed Products solely for AMD only in the Dresden Facility using Bumping on 300mm semiconductor wafers, (iii) use solely for AMD Licensed Products only in the Dresden Facility using Bumping on 300mm semiconductor wafers, (iv) sell and have sold worldwide solely under the AMD brand name Licensed Products manufactured using Bumping on 300mm semiconductor wafers, and (v) manufacture only in the Dresden Facility and have manufactured by Another Manufacturer for AMD’s internal use only, any apparatus designed or modified to implement Bumping of 300mm semiconductor wafers.

2.2 The license rights extended to AMD in Section 2.1 are nonexclusive, nontransferable, royalty-bearing (as provided for in the surviving terms and conditions of the C-4 Agreements) and revocable (as provided for in the surviving terms and conditions of the C-4 Agreements).

AMD/IBM Confidential	Execution Copy
September 13, 2004

2.3 Beginning on the Effective Date, IBM hereby grants to AMD, to the extent it has the right to do so and subject to Section 3, the right to use the Licensed Technology to perform Bumping of 200mm semiconductor wafers for third parties.

2.4. The license rights granted to AMD in Section 2.3 are nonexclusive, nontransferable, royalty-bearing (as provided for in Section 3) and revocable (as provided for in the surviving terms and conditions of the C-4 Agreements).

Section 3 – Compensation

3.1 In consideration for the licenses granted hereunder, AMD agrees to pay IBM a license fee in the sum of Eleven Million Two Hundred and Fifty Thousand Dollars ($11,250,000.00), which sum shall be nonrefundable and noncancelable, notwithstanding any termination or expiration of this Agreement.

3.2 The sum specified in Section 3.1 shall be payable without invoice from IBM according to the following schedule:

a. Five Million Six Hundred and Twenty Five Thousand Dollars($5,625,000.00) by September 17, 2004; and

b. Five Million Six Hundred and Twenty Five Thousand Dollars ($5,625,000.00) by March 13, 2005.

If the payment pursuant to the obligation set forth in Section 3.2a. is not made when due, then all licenses and other rights granted herein to AMD shall automatically terminate, and such termination shall be effective retroactively to the Effective Date so that such rights granted herein shall be void ab initio.

3.3 AMD shall be permitted to perform Bumping of *** (***) 200mm semiconductor wafers per calendar quarter for third parties. For each 200mm semiconductor wafer Bumped for third parties in excess of the *** (***) per calendar quarter, AMD shall pay IBM a royalty in the amount of *** (***%) of the bumping price charged by AMD to the third parties. AMD’s royalty obligation under Section 3.3 shall begin on the Effective Date and continue through December 31, ***, after which AMD shall have no further royalty obligation under this Section 3.3, irrespective of AMD thereafter Bumping an unlimited number of 200mm semiconductor wafers for third parties after December 31, ***.

3.4 AMD shall maintain a complete, clear and accurate record of the quantity of all products serviced, sold, leased or otherwise disposed of and any other relevant information to the extent it is required to determine whether AMD is paying the correct royalty amount hereunder. To ensure compliance with the terms and conditions of this Agreement, IBM shall have the right to audit all relevant accounting and sales books and

***	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested pursuant to the Confidential Treatment Request dated November 4, 2004.

AMD/IBM Confidential	Execution Copy
September 13, 2004

records of AMD and the Dresden Facility. The audit will be conducted by a mutually acceptable audit firm and shall be conducted following reasonable prior written notice (at least forty-five (45) days in advance of such audit) during regular business hours at an office where such records are normally maintained and in such a manner as not to interfere with AMD’s normal business activities and shall be restricted only to those records necessary to verify AMD’s obligations hereunder. The audit report provided to IBM may only include the information necessary to determine whether or not any underpayment or overpayment exists, and if it exists, the amount of such underpayment or overpayment. IBM shall instruct the auditor to include only business information in the audit report to IBM. IBM shall use the business information reported by the auditor only for the purpose of determining royalty payments and for no other purpose. In no event shall audits be made hereunder more frequently than once in every twelve (12) months and the audit shall not cover any records from a period of time previously audited. If any audit should disclose any underpayment or overpayment, the owing party shall within forty-five (45) days pay the difference. The cost of such audit will be borne by IBM. AMD shall be provided with a copy of the audit report within a reasonable period of time after its completion. The independent audit firm shall not be hired on a contingent fee basis and shall have confidentiality agreements in place sufficient to protect AMD’s confidential information.

3.5 The royalty of Section 3.3 shall accrue when a product is first serviced, sold, leased or otherwise disposed of. For the purpose of determining such royalty, products shall be considered serviced, sold, leased or otherwise disposed of when AMD issues to a third party an invoice therefor. If not invoiced, then products are to be considered serviced, sold, leased or otherwise disposed of when delivered to a third party, or when paid for by such third party if paid for before delivery. If not invoiced, delivered or paid for before delivery, products are to be considered serviced, sold, leased or otherwise disposed of at the earlier of when put into use or when possession is transferred to a third party.

3.6 Accrued royalties shall be calculated on a calendar quarter basis. Any royalties due IBM for any calendar quarter shall be paid to IBM by forty-five (45) days after the immediately preceding calendar quarter. Any accrued royalties paid to IBM are nonrefundable and noncancelable. AMD may deduct from the accrued royalties calculation in this Section 3.6 those royalties accrued on products which have been returned to AMD and for which credit allowances have been made.

3.7 Within forty-five (45) days after the end of each quarter, AMD shall furnish to IBM a written statement showing the number of Bumped 200mm semiconductor wafers for third parties which were serviced, made, used, sold, leased or otherwise disposed of during the immediately preceding calendar quarter and the royalties payable thereon. If no royalties are payable, that fact shall be shown on such statement.

3.8 AMD shall bear and pay, and indemnify and hold IBM harmless from any and all taxes (including sales, royalty, value added, and property taxes) imposed by any national government (including any political subdivision thereof) of any country, as the result of the existence of this Agreement or the exercise of rights hereunder, or arising from the

AMD/IBM Confidential	Execution Copy
September 13, 2004

purchase of goods and services licensed hereunder, and IBM shall not be responsible for any taxes that arise from the foregoing. Notwithstanding the foregoing, AMD shall not be liable for any taxes or assessments based on the net income of IBM.

3.9 AMD shall be liable for interest on any and all overdue payments and royalties required to be paid to IBM under this Agreement, commencing on the date such overdue payment or royalties become due, at an annual rate of eighteen percent (18%). If such interest rate exceeds the maximum legal rate in the jurisdiction where a claim therefor is being asserted, the interest rate shall be reduced to such maximum legal rate. For avoidance of doubt, all licenses hereunder shall be suspended during any period in which payments or royalties are overdue.

3.10 All royalties and payments to IBM that result from this Agreement shall be made in United States Dollars (US$) and are to reference this Agreement and be sent by electronic funds transfer to the following account:

IBM Director of Licensing

International Business Machines Corporation

PNC BANK

500 First Avenue

Pittsburgh, PA 15219

Bank Account Number: ***

ABA Routing Number: ***

A License Reference Number will be assigned to this Agreement upon execution. This number will be included in all wire transfer payments and tax credit certificates relating to this Agreement.

Section 4 – General

4.1 The surviving terms and conditions of the C-4 Agreements are incorporated by reference herein and each of the parties to this Agreement shall be bound by such surviving terms and conditions as if literally written herein. In addition, references to “Agreement” in the surviving terms and conditions of the C-4 Agreements shall be deemed to include this Agreement, references to Section 2 in the surviving terms and conditions of the C-4 Agreements shall be deemed to include Section 2 of this Agreement and references to Section 6 in the surviving terms and conditions of the C-4 Agreements shall be deemed to include Section 3 of this Agreement. In the event of conflict or ambiguity between the surviving terms and conditions of any of the C-4 Agreements, the C-4 Plating Technology Transfer and Licensing Agreement shall control. In the event of conflict or ambiguity between the terms and conditions of this Agreement and the C-4 Plating Technology Transfer and Licensing Agreement, this Agreement shall control.

4.2 This Agreement and the terms and conditions made applicable to this Agreement in Section 4.1 are the sole agreement of the parties with respect to the subject matter hereof.

***	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested pursuant to the Confidential Treatment Request dated November 4, 2004.

AMD/IBM Confidential	Execution Copy
September 13, 2004

4.3 This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, but each of which together shall constitute one and the same agreement. Fax signatures will have the same legal effect as original signatures.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the dates written below.

ADVANCED MICRO DEVICES, INC.		INTERNATIONAL BUSINESS MACHINES CORPORATION

By:	/s/ Daryl Ostrander	By:	/s/ Harry C. Calhoun
Name:	Daryl Ostrander	Name:	Harry C. Calhoun
Title:	Senior VP, Logic Technology & Manufacturing, Product Technology Implementation CPG	Title:	VP Strategy – Technology, IBM Systems and Technology Group

Date: September 15, 2004		Date: September 15, 2004

AMD/IBM Confidential	Execution Copy
September 13, 2004